SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 1, 2007
Date of Report

UQM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or other jurisdiction of incorporation)	1-10869 (Commission File Number)	84-0579156 (IRS Employer Identification #)

7501 Miller Drive, Frederick, Colorado 80530
(Address of Principal Executive Office)

(303) 278-2002
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

This Current Report on Form 8-K is filed by UQM Technologies, Inc., a Colorado corporation, in connection with the matters described herein.

Item 1.01 Entry into a Material Definitive Agreement

The Company's Compensation and Benefits Committee of the Board of Directors during the second fiscal quarter retained a nationally recognized compensation consultant, Towers Perrin, to assist in evaluating the structure and competitiveness of the Company's executive compensation and compensation for members of its board of directors. The consultant completed an analysis of the pay structure and practices of twenty publicly traded alternative energy companies with market capitalizations of under $500 million. As a result of the consultants recommendations and other subjective factors considered by the compensation committee, the Board of Directors approved the compensation for each of the following executive officers:

Amendment to the Employment Agreement of William G. Rankin - The Company's Chairman, President and Chief Executive Officer, William G. Rankin, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K filed September 20, 2007 as Exhibit 10.1. The Company's Compensation and Benefits Committee authorized an $12,400 increase in Mr. Rankin's annual salary effective August 22, 2007, authorized a cash bonus of $100,000 payable to Mr. Rankin on November 5, 2007 and granted 92,206 shares of the Company's $0.01 par value common stock to Mr. Rankin effective November 1, 2007 under the Company's Stock Bonus Plan. One-third of the shares so granted will vest on November 1st of each of the succeeding three years. Mr. Rankin will also continue to receive an auto allowance of $9,600 per year.

Amendment to the Employment Agreement of Donald A. French - The Company's Secretary, Treasurer and Chief Financial Officer, Donald A. French, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K filed September 20, 2007 as Exhibit 10.2. The Company's Compensation and Benefits Committee authorized an $8,720 increase in Mr. French's annual salary effective August 22, 2007, authorized a cash bonus of $100,000 payable to Mr. French on November 5, 2007 and granted 46,103 shares of the Company's $0.01 par value common stock to Mr. French effective November 1, 2007 under the Company's Stock Bonus Plan. One-third of the shares so granted will vest on November 1st of each of the succeeding three years. Mr. French will also continue to receive an auto allowance of $9,600 per year.

Amendment to the Employment Agreement of Ronald M. Burton - The Company's Senior Vice President of Operations, Ronald M. Burton, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K filed September 20, 2007 as Exhibit 10.3. The Company's Compensation and Benefits Committee authorized a $12,600 increase in Mr. Burton's annual salary effective August 22, 2007, authorized a cash bonus of $30,000 payable to Mr. Burton on November 5, 2007 and granted 36,882 shares of the Company's $0.01 par value common stock to Mr. Burton effective November 1, 2007 under the Company's Stock Bonus Plan. One-third of the shares so granted will vest on November 1st of each of the succeeding three years. Mr. Burton will also continue to receive an auto allowance of $9,600 per year.

Amendment to the Employment Agreement of Jon Lutz - The Company's Vice President of Technology, Jon Lutz, is a party to an employment agreement with the Company, incorporated by reference from the Company's Current Report on Form 8-K filed September 20, 2007 as Exhibit 10.4. The Company's Compensation and Benefits Committee authorized a $36,000 increase in Mr. Lutz's annual salary effective August 22, 2007, authorized an additional cash bonus of $12,000 payable to Mr. Lutz on November 5, 2007 raising his total cash bonus for the year to $20,000 and granted 17,603 shares of the Company's $0.01 par value common stock to Mr. Lutz effective November 1, 2007 under the Company's Stock Bonus Plan. One-third of the shares so granted will vest on November 1st of each of the succeeding three years. Mr. Lutz was granted earlier this year a stock option to acquire 11,364 shares of common stock at an exercise price of $3.57 per share with a term of ten years. Mr. Lutz will also continue to receive an auto allowance of $9,600 per year.

Change to Directors Compensation - The Company provides compensation to its non-employee directors as described in its Proxy Statement for the Annual Meeting of Shareholders dated August 22, 2007. As a result of the consultants recommendations and other subjective factors considered by the Compensation  and Benefits Committee, the Board of Directors approved the following changes in directors compensation:

On November 1, 2007 the Board of Directors increased the annual retainer payable to each non-employee director to $25,000. The Board also granted to each non-employee director 2,941 shares of the Company's common stock under the Company's Stock Bonus Plan and granted to each director stock options with a fair value of $15,000. The number of stock options granted is determined by the term of the stock option, which may be selected by each director from a range of three years to ten years. The exercise price of the options granted was equal to the closing price of the Company's common stock on the American Stock Exchange on the date of grant of $3.40 per share. Options to purchase 20,408, 11,538, 14,434, and 11,538 were granted to Messrs. Drew, Roy, Granrud and Vanlandingham, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM Technologies, Inc., Registrant
November 5, 2007	/s/ Donald A. French Donald A. French, Treasurer